Exhibit 99.1

Reynolds American Inc.
P.O. Box 2990 Winston-Salem, NC 27102-2990

RAI 2016-10

Reynolds American Inc. announces the early results of its cash tender offer for up to $2.8 billion aggregate purchase price for certain of its outstanding notes

WINSTON-SALEM, N.C. – Feb. 19, 2016 – Reynolds American Inc. (NYSE: RAI) announced today that, pursuant to its previously announced cash tender offer for up to $2.8 billion aggregate purchase price (excluding accrued and unpaid interest to, but not including, the applicable settlement date and excluding related fees and expenses) (the “Tender Cap”) for certain of its outstanding notes listed in the table below (collectively, the “Notes”), approximately $6.2 billion in aggregate principal amount of the Notes were validly tendered and not validly withdrawn on or prior to 5 p.m., New York City time, on February 18, 2016, the early tender date for the tender offer (the “Early Tender Date”). The tender offer is being conducted upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 4, 2016, and the related Letter of Transmittal (as they may be amended or supplemented, the “Tender Offer Documents”).

The table below sets forth the aggregate principal amount of each series of Notes that were validly tendered and not validly withdrawn on or prior to the Early Tender Date.

Title of Security	CUSIP Nos.	Acceptance Priority Level	Principal Amount Outstanding	Principal Amount Tendered	Approximate Percentage of Outstanding Tendered
4.750% Senior Notes due 2042	761713AW6	1	$1,000,000,000	$827,053,000	82.71%
3.250% Senior Notes due 2022	761713AX4	2	$1,100,000,000	$941,516,000	85.59%
3.750% Senior Notes due 2023	761713BU9 761713BM7 U8001FAQ8	3	$473,689,000	$444,135,000	93.76%
3.250% Senior Notes due 2020	761713BE5	4	$1,250,000,000	$1,039,383,000	83.15%
4.000% Senior Notes due 2022	761713BF2	5	$1,000,000,000	$766,216,000	76.62%
4.450% Senior Notes due 2025	761713BG0	6	$2,500,000,000	$1,772,798,000	70.91%
4.850% Senior Notes due 2023	761713AY2	7	$550,000,000	$415,554,000	75.56%

Because the aggregate consideration payable for validly tendered Notes exceeds the Tender Cap, the Notes will be purchased in accordance with the acceptance priority levels set forth in the table above, subject to proration as described in the Tender Offer Documents. RAI currently expects to accept for purchase 100% of the Notes validly tendered and not validly withdrawn for the series listed in the table above in acceptance priority levels 1 through 3 and to accept Notes validly tendered and not validly withdrawn for the series listed in the table above in acceptance priority level 4 on a pro rata basis in accordance with the proration procedures described in the Tender Offer Documents. The principal amount of the series listed in the table above in acceptance priority level 4 that is ultimately accepted for purchase will depend upon the determination of the total consideration at 2 p.m., New York City time, on February 19, 2016. RAI does not expect to accept for purchase any of the Notes for the series listed above in acceptance priority levels 5 through 7. The Notes not accepted for purchase will be promptly credited to the account of the registered holder of such Notes with The Depository Trust Company or otherwise returned in accordance with the Tender Offer Documents. The settlement date for the Notes accepted by RAI in connection with the Early Tender Date currently is expected to be on February 22, 2016.

Holders of Notes subject to the tender offer who validly tendered and did not validly withdraw their Notes on or prior to the Early Tender Date are eligible to receive the total consideration, which includes an early tender premium of $30 per $1,000 principal amount of Notes tendered by such holders and accepted for purchase by RAI. Accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered Notes accepted and purchased by RAI in the tender offer.

In accordance with the terms of the tender offer, the withdrawal deadline was 5 p.m., New York City time, on February 18, 2016. As a result, tendered Notes may no longer be withdrawn, except in certain limited circumstances where additional withdrawal rights are required by law (as determined by RAI).

Although the tender offer is scheduled to expire at 11:59 p.m., New York City time, on March 3, 2016, because holders of Notes subject to the tender offer validly tendered and did not validly withdraw Notes for which the aggregate consideration payable exceeds the Tender Cap on or prior to the Early Tender Date, RAI does not expect to accept for purchase any tenders of Notes after the Early Tender Date.

RAI has retained Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities LLC to serve as the lead dealer managers for the tender offer and has retained D.F. King & Co., Inc. to serve as tender agent and information agent for the tender offer.

Requests for documents relating to the tender offer may be directed to D.F. King & Co., Inc. by telephone at (212) 269-5550 or toll free at (877) 283-0324, by email at rai@dfking.com or in writing at 48 Wall Street, 22nd Floor, New York, New York 10005. Questions regarding the tender offer may be directed to Goldman, Sachs & Co. at (800) 828-3182, to Citigroup Global Markets Inc. at (800) 558-3745, to Credit Suisse Securities (USA) LLC at (800) 820-1653 or to J.P. Morgan Securities LLC at (866) 834-4666.

RAI has also retained Fifth Third Securities, Inc., Mizuho Securities USA Inc., RBC Capital Markets, LLC and Scotia Capital (USA) Inc. to serve as co-dealer managers for the tender offer.

This press release is not a tender offer to purchase or a solicitation of acceptance of a tender offer, which may be made only pursuant to the terms of the Tender Offer Documents. This tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer will be deemed made on behalf of RAI by Goldman, Sachs & Co., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC or J.P. Morgan Securities LLC, or one or more registered brokers or dealers under the laws of such jurisdiction.

Forward Looking Statements

Statements included in this press release that are not historical in nature are forward-looking statements. When used in this press release, forward-looking statements include, without limitation, statements regarding the expiration and settlement of the tender offer, the satisfaction of conditions to the tender offer, and the timing of any of the foregoing, as well as RAI’s expectations, beliefs or intentions that are signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results to differ materially from those described in or implied by the forward-looking statements. Some of these risks, contingencies and other uncertainties are set forth in the Offer to Purchase related to the tender offer under the headings “Certain Significant Consequences and Risks Relating to the Offer” and “Forward-Looking Statements,” and in RAI’s Annual Report on Form 10-K for the year ended December 31, 2015 under the heading “Risk Factors,” as the same may be updated in subsequent RAI reports. RAI disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

###